Exhibit 10.1

Execution Version

AGREEMENT OF PURCHASE AND SALE

dated as of September 7, 2017

by and among

GE CAPITAL TRUCK LEASING HOLDING LLC, and

GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE,
as Sellers,

and

PENSKE AUTOMOTIVE GROUP, INC.,
as Purchaser

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale, dated as of September 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is by and among GE Capital Truck Leasing Holding LLC, a Delaware limited liability company (“GE Capital Truck”), General Electric Credit Corporation of Tennessee, a Tennessee corporation (“GE Tennessee” and, together with GE Capital Truck, the “Sellers” and each a “Seller”), and Penske Automotive Group, Inc., a Delaware corporation (“Purchaser”).  The Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sellers collectively own 15.5% of the issued and outstanding Partnership Interests in Penske Truck Leasing Co., L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, on the date hereof, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, the Purchased Interests set forth opposite each Seller’s name on Exhibit A attached hereto (representing, in the aggregate, 5.5% of the outstanding Partnership Interests in the Partnership), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and the consummation of the Closing (as defined herein) on the date hereof, GE Capital Global Holdings, LLC has executed and delivered to Purchaser a guaranty of performance of the obligations of the Sellers under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and in connection with the Closing and the MBK USA CV Closing, the Sellers and MBK USA Commercial Vehicles Inc., a Delaware corporation (“MBK USA CV”) are entering into an Agreement of Purchase and Sale, dated as of the date hereof, pursuant to which MBK USA CV shall purchase from the Sellers, and the Sellers shall sell to MBK USA CV, the remaining 10% of the outstanding Partnership Interests in the Partnership collectively owned by the Sellers (the “MBK USA CV Purchase Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and in connection with the Closing, the Parties, the other Partners under (and as defined in) the Existing Partnership Agreement and the Partnership are entering into a Cooperation Agreement (the “Cooperation Agreement”) and Purchaser and each of the other Partners other than the Sellers (except for GE Tennessee which shall be party solely for purposes of Section 6.9 thereof) and the Partnership are entering into a Seventh Amended and Restated Limited Partnership Agreement of the Partnership, in each case, dated as of the date hereof.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Agreement, Purchaser and each Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Actions or Proceedings” has the meaning as defined in Section 8.9.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided,  however, that, for purposes of this Agreement and the Transaction Documents, no Seller shall be deemed to be an Affiliate of the Partnership, or any Partner (as defined in the Existing Partnership Agreement), other than the other Sellers.

“Agreement” has the meaning as defined in the preamble.

“Approvals” means, with respect to any Purchased Interest, all Consents required pursuant to the terms of the Existing Partnership Agreement with respect to the transactions contemplated by this Agreement and the admission of Purchaser as a limited partner with respect to the Purchased Interests.

“Assignment Agreement” means that certain Assignment Agreement, dated as of the date hereof, by and between the Sellers and Purchaser.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by Law to be closed.

“Closing” has the meaning as defined in Section 6.1.

“Closing Date” has the meaning as defined in Section 6.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization or waiver.

“Contract” means any legally binding: contract, indenture, note, bond, lease, license, instrument, agreement, mortgage, option, warranty, purchase order, insurance policy or benefit plan, or other commitment, whether written or oral.

“Controlling Party” has the meaning as defined in Section 7.4(b).

“Dispute Notice” has the meaning as defined in Section 2.4(b).

“E&Y” has the meaning as defined in Section 2.4(c).

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Existing Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership entered into on and as of July 27, 2016.

“Final Purchase Price” means an amount in U.S. Dollars equal to the Initial Purchase Price, as adjusted in accordance with the provisions of Sections 2.4 and 2.5.

“Final Purchase Price Statement” means a written statement (a) setting forth the Final Purchase Price and (b) indicating any changes to the Initial Purchase Price Statement, as finally determined in accordance with Section 2.4.

“GAAP” means generally accepted accounting principles in the United States determined in a manner consistent with past practice of the Partnership.

“GE Capital Truck” has the meaning as defined in the preamble.

“GE Tennessee” has the meaning as defined in the preamble.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Indemnified Party” has the meaning as defined in Section 7.4(a).

“Indemnifying Party” has the meaning as defined in Section 7.4(a).

“Independent Accounting Firm” has the meaning as defined in Section 2.4(c).

“Initial Purchase Price” means an amount in U.S. Dollars equal to the sum of (x) $234,193,548 plus (y) the Partnership’s good faith estimate of the Partnership Net Income Amount, as notified to the Sellers and Purchaser pursuant to Section 2.3.

“Initial Purchase Price Statement” means the Partnership’s good faith estimate of the Initial Purchase Price, described in accordance with Section 2.3 hereof.

“Interim Period” means the period commencing on the opening of business on July 1, 2017 and ending on (and excluding) the Closing Date.

“Interim Period Distributions” means the sum of (i) the aggregate amount of any Preliminary Distributions made pursuant to Section 5.1(a) of the Existing Partnership Agreement (as defined therein), plus (ii) the aggregate amount of any discretionary special distributions made pursuant to Section 5.1(c) of the Existing Partnership Agreement, in the case of each of clauses (i) and (ii), solely to the extent the same are distributions of Net Income for, and with respect to, the Interim Period.

 “Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (including common law).

“Liability” or “Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any lien, mortgage, pledge, claim, security interest, encumbrance, charge, option, right of first refusal, proxy, voting trust or agreement, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.

“Losses” means all losses, damages, costs, expenses, and Liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

“MBK USA CV Closing” means the closing of the transactions as contemplated by the MBK USA CV Purchase Agreement.

“MBK USA CV Purchase Agreement”  has the meaning as defined in the recitals.

“Net Income” means, for any specified period, the consolidated net income of the Partnership and its Subsidiaries (which may be positive or negative), determined on a consolidated basis in accordance with GAAP and in a manner consistent with past practice of the Partnership. For the avoidance of doubt, the consolidated net income for the period covered in any of the Partnership Financial Statements is reflected therein as “Net Earnings” of the Partnership and its Subsidiaries.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Organizational Documents” means (i) any certificate, articles or memorandum filed with any state or country or other jurisdiction which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership or limited partnership agreements, limited liability company agreements and operating agreements.

“Parties” has the meaning as defined in the preamble.

“Partnership”  has the meaning as defined in the recitals.

“Partnership Interests”  has the meaning set forth in the Existing Partnership Agreement.

“Partnership Financial Statements”  means the financial statements of the Partnership provided pursuant to Section 2.02(a)(x) of the Cooperation Agreement.

“Partnership Net Income Amount” means (i) 5.5% of the Net Income for the Interim Period,  minus  (ii) the aggregate amount (if any) of 5.5% of the Interim Period

Distributions.  For the avoidance of doubt, for purposes of the Final Purchase Price Statement, the Net Income for the portion of the month of the Closing included in the Interim Period shall be equal to (A) the Net Income for the month of the Closing, multiplied by (B) a fraction the numerator of which is the number of calendar days of the month of the Closing that are included in the Interim Period and the denominator of which is the total number of calendar days in the month of the Closing.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers, exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Government Authority.

“Preliminary Distributions”  has the meaning as defined in the Existing Partnership Agreement.

“Purchase Price Statements” means the Initial Purchase Price Statement and the Final Purchase Price Statement.

“Purchased Interests” means the limited partnership interests in the Partnership set forth on Exhibit A attached hereto.

“Purchaser” has the meaning as defined in the preamble.

“Purchaser Indemnified Parties” has the meaning as defined in Section 7.2(a).

“Purchaser’s Knowledge” means the actual knowledge of J. D. Carlson as of the date hereof.

“PwC” has the meaning as defined in Section 2.4(c).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated March 18, 2015, by and among the Partnership, Penske Truck Leasing Corporation, PTL GP, LLC, Purchaser, MBK USA CV, MBK Commercial Vehicles Inc., and the Sellers.

“Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person, in each case, in such capacity with respect to such Person.

“Resolution Period” has the meaning as defined in Section 2.4(b).

“Retained Rights” means the rights of any Seller to the Interim Period Distributions actually paid to and received by the Sellers prior to the date hereof.

“Review Period” has the meaning as defined in Section 2.4(a).

“Seller Indemnified Parties” has the meaning as defined in Section 8.3.

“Sellers’ Knowledge” means the actual knowledge of Trevor Schauenberg and Mandeep Johar.

“Sellers” has the meaning as defined in the preamble.

“Subsidiaries”  of any specified entity means any other entity (a) of which such first entity owns (either directly or through one or more other Subsidiaries) (i) at least a majority of the outstanding equity securities or (ii) equity interests or securities carrying a majority of the voting power to elect a majority of the board of directors or other governing body of such entity or (b) which such first entity contractually or otherwise controls.

“Tax” means: (a) any income, gross or net receipts, real or personal property, sales, use, capital gain, transfer, excise, estimated, license, production, franchise, employment, social security, occupation, payroll, registration, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, business or occupation or other tax, charge, assessment, duty, levy, fee or similar governmental charge of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of any country or any jurisdiction therein; (b) any liability for the payment of any amounts of the type described in clause (a) of this definition arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any tax return relating thereto); or (c) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, arising under law, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form required to be supplied to a Government Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning as defined in Section 7.4(a).

“Transaction Documents” means the Assignment Agreement and the Cooperation Agreement.

“Transaction Material Adverse Effect” means a material impairment of the ability of Purchaser to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Restrictions” means any restriction on the sale, assignment, transfer or other disposition of a Purchased Interest (including the creation of a Lien (as defined in the Existing Partnership Agreement)) that arises out of or is based on, (i) the Existing Partnership Agreement or applicable securities or blue sky Laws, or (ii) any Contracts to which Purchaser is a party or bound, or any Laws to which Purchaser is subject, including any Liens created by or through Purchaser.

1.1Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Subsidiaries.  For preclusion of doubt, the Partnership and its Subsidiaries shall not be deemed to be Subsidiaries or Affiliates of General Electric Company, the Sellers or any of their respective Subsidiaries for purposes of this Agreement.

Exhibits/Schedules.  The Exhibits and Schedules are hereby incorporated herein and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Exhibit or in any Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless otherwise specified) “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II

PURCHASE AND SALE OF PURCHASED
INTERESTS; ASSUMPTION OF OBLIGATIONS

2.1Purchase and Sale of Purchased Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Purchased Interests, free and clear of all Liens other than any Transfer Restrictions (it being agreed that in no event are the Sellers’ transferring to Purchaser hereunder any Retained Rights).

2.2Purchase Price.    In consideration for the Purchased Interests being transferred to Purchaser pursuant to Section 2.1, Purchaser shall pay to GE Capital Truck, for the benefit of the Sellers, an amount equal to the Final Purchase Price.

2.3Initial Purchase Price Statement.  On or prior to the Closing Date, the Partnership has delivered to the Sellers and Purchaser the Initial Purchase Price Statement setting forth the Partnership’s good faith estimate of the Initial Purchase Price, including a statement therein setting forth the estimated Partnership Net Income Amount.  Solely for purposes of the Partnership’s good faith determination of the estimated Initial Purchase Price and estimated Partnership Net Income Amount as set forth in the Initial Purchase Price Statement, the Net Income for the month immediately prior to Closing will be deemed to be the Net Income for the month of Closing.

2.4Final Purchase Price Calculation.

(a)The Parties shall each have sixty (60) days (the “Review Period”) after the delivery by the Partnership of the actual Partnership Net Income Amount pursuant to Section 2.02(a)(y) of the Cooperation Agreement (the “Proposed Net Income Statement”).  During the Review Period, the Parties and their Representatives, subject to, and in accordance with, the terms of the Cooperation Agreement, may review the Partnership’s work papers, all books and records of the Partnership and its Affiliates relevant to the preparation of the Proposed Net Income Statement, and the work papers of the Partnership’s accountants relating to such accountants’ review of the Proposed Net Income Statement.

(b)If either Party wishes to dispute any item set forth in the Proposed Net Income Statement, such Party shall, during the Review Period, deliver written notice to the other Party of the same, specifying in reasonable detail the basis for such dispute and such Party’s proposed modifications to the Proposed Net Income Statement (such notice, the “Dispute Notice”).  If any Dispute Notice is so delivered during the Review Period, following each delivery of a Dispute Notice until the 30th day immediately following the Review Period (the “Resolution Period”), the Sellers and Purchaser shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent all such matters are so resolved within the Resolution Period, then the Proposed Net Income Statement as revised to incorporate such changes as have been agreed between the Sellers and Purchaser shall be conclusive and binding upon all Parties as the Final Purchase Price Statement.

(c)If the Sellers and Purchaser fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 2.4(d)) any matters identified in any such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by PricewaterhouseCoopers LLP, a Delaware limited liability partnership (“PwC”), or if PwC is unable or unwilling to serve in such capacity, Ernst & Young LLP, a Delaware limited liability partnership (“E&Y”) (and if both PwC and E&Y are unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Purchaser and the Sellers) (the “Independent Accounting Firm”).

(d)The Sellers and Purchaser shall instruct the Independent Accounting Firm to promptly, but no later than forty (40) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of the Sellers and Purchaser submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and shall render a written report setting forth its determination as to the disputed matters and the resulting calculations of the Final Purchase Price, which report and calculations shall be conclusive and binding upon all Parties absent manifest error.  A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Purchaser or the Sellers, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm.  In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.4(d) and Section 2.6 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by the Sellers or Purchaser, or less than the smallest value for such item claimed by the Sellers or Purchaser.  If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 2.4(d), (x) Purchaser notifies the Sellers of its agreement with any items in the Proposed Net Income Statement or (y) the Sellers notify Purchaser of their agreement with any items in the Proposed Net Income Statement, then in each case, such items as so agreed shall be conclusive and binding on all Parties immediately upon such notice.

(e)The fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers.

2.5Post-Closing Adjustment.  In the event that (i) the Final Purchase Price is greater than the Initial Purchase Price, Purchaser shall pay to GE Tennessee, for the benefit of the Sellers, an amount equal to such difference or (ii) the Initial Purchase Price is greater than the Final Purchase Price, GE Tennessee, on behalf of the Sellers, shall pay to Purchaser an amount equal to such difference. Any payment due under this Section 2.5 shall be paid by wire transfer of immediately available funds to an account designated by GE Tennessee to Purchaser, or an account designated by Purchaser to GE Tennessee, as applicable, within three Business Days after the date on which the Final Purchase Price Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 2.4.

2.6Certain Calculation Principles.  The Purchase Price Statements shall be prepared and determined from the books and records of the Partnership (as provided or made available by the Partnership) in accordance with GAAP, consistent with past practice of the Partnership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Purchaser, on a joint and several basis, as set forth below:

3.1Organization, Authority; Binding Agreement.

(a)Each Seller is duly organized, validly existing, and in good standing under the laws of its state of organization and has the requisite power and authority to own and hold its properties and to conduct its business as now owned, held, and conducted in its jurisdiction of organization and, in all material respects, in the other jurisdictions in which it is required to register or qualify to do business.  Each Seller has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.  The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Seller.

(b)This Agreement has been, and each of the Transaction Documents to be executed and delivered by each Seller will be, duly executed and delivered by such Seller, and this Agreement is, and each of the Transaction Documents to be executed and delivered by such Seller, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other laws of general application affecting the rights of creditors generally or by general principles of equity.

3.2No Conflicts.

(a)Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of any Seller, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of any Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any Seller is a party or by which any Seller is bound or to which any of their respective properties or assets is subject, or (iv) violate any Law or Order of any Government Authority to which any Seller is subject, or by which any of their respective properties or assets is bound.

(b)Except as obtained prior to the Effective Time by the Sellers,  no Consent, or Order of, or declaration or filing with, or notification to, any Government Authority is required on the part of any Seller in connection with the Sellers’ execution and delivery of this Agreement and the Transaction Documents, the compliance by the Sellers with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Consent or Order, or to make such declaration, filing or notification, would not have, or would not reasonably be expected to have, a material adverse effect upon any Seller’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents.

3.3Partnership Interests.  The Sellers own, of record and beneficially, the Partnership Interests, free and clear of all Liens other than any Transfer Restrictions.  On the terms and subject to the conditions contained in this Agreement, on the Closing Date, the Sellers shall transfer and deliver to Purchaser good and valid title to the Partnership Interests, free and clear of all Liens, other than any Transfer Restrictions.

3.4Agreements and Commitments.  Other than the Existing Partnership Agreement, the Registration Rights Agreement and this Agreement, no Seller is a party to any

Contract with respect to the Purchased Interests.  No Seller is in default, and, to each Seller’s Knowledge, there is no basis for any valid claim against any Seller of default by such Seller, under the Existing Partnership Agreement.

3.5Litigation.  As of the date hereof, there are no Actions or Proceedings pending or, to the Sellers’ Knowledge, threatened against any Seller, at law or in equity, before or by any Government Authority, which call into question the validity of, or which would reasonably be expected to prevent the consummation of, the transactions contemplated by this Agreement or the Transaction Documents.

3.6Access.  The Sellers have been provided full access to financial and other information about the Partnership’s business and have had the opportunity to ask questions of and receive answers from the Partnership’s management concerning the business and financial condition of the Partnership.  The Sellers have conducted their own investigation, to the extent that they determined necessary or desirable, regarding the Partnership and the transactions contemplated by this Agreement and the Transaction Documents, and have obtained sufficient information from such independent efforts, relating to both the Partnership and its business, to enable the Sellers to evaluate the economic merits and risks of the transactions contemplated by this Agreement and the Transaction Documents, including the sale by the Sellers of the Partnership Interests contemplated hereby, and the Sellers acknowledge that they have determined to enter into this Agreement and the Transaction Documents to which they are parties based on such investigation.  In deciding to enter into this Agreement and the Transaction Documents, the Sellers have not relied upon any representations of Purchaser, the Partnership or any other Person, other than those specifically set forth in this Agreement and the Transaction Documents, and the Sellers acknowledge that no oral representations have been made by Purchaser or the Partnership or any representative of any of them in connection with the transactions contemplated by this Agreement and the Transaction Documents.

3.7Brokers and Finders.  Except as will be discharged in full by (and as will be the sole responsibility of) the Sellers, no person, firm, corporation or entity acting for or on behalf of the Sellers is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any parties in connection with any of the transactions contemplated by this Agreement or the Transaction Documents.

3.8Withholding.  No withholding under Section 1445 of the Code will be required with respect to any payment made to any Seller pursuant to this Agreement or as a result of the sale of the Purchased Interests pursuant to this Agreement.

3.9No Implied Representations.  In entering into this Agreement, the Sellers have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser or any Representative of Purchaser or by any broker or any other person representing or purporting to represent Purchaser, which are not expressly set forth in this Agreement or any Transaction Document or such other agreements, documents or instruments delivered in connection herewith or therewith, whether or not any such representations, warranties or statements were made in writing or orally.    It is understood that, except as otherwise set forth in the Transaction Documents, any cost or financial estimates or projections contained or referred to in this Agreement or which otherwise have been provided to the Sellers are not and shall not be deemed to be representations or warranties of Purchaser.  The Sellers acknowledge that (i) there are uncertainties inherent in attempting to make such estimates and projections, (ii) the Sellers are familiar with such uncertainties and, other than the representations and warranties set forth in the Transaction Documents, the Sellers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates and projections so furnished to it by Purchaser, and (iii) the Sellers shall have no claim against Purchaser or its Subsidiaries with respect thereto.

3.10No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article III or in the Transaction Documents, none of the Sellers or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of any Seller or any of its Affiliates, including any representation or warranty regarding any Seller, the Purchased Interests of such Seller, or any assets or Liabilities of such Seller or any of its Affiliates, and each Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as set forth below:

4.1Organization; Authority; Binding Agreement.

(a)Purchaser is duly organized, validly existing, and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own and hold its properties and to conduct its business as now owned, held, and conducted in its jurisdiction of incorporation and, in all material respects, in the other jurisdictions in which it is required to register or qualify to do business.  Purchaser has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.  The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party have been duly authorized and approved by the Board of Directors of Purchaser, approved by the Special Committee of the Board of Directors of Purchaser, and approved by all other necessary corporate action on the part of Purchaser.

(b)This Agreement has been, and each of the Transaction Documents to be executed and delivered by Purchaser will be, duly executed and delivered by Purchaser, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other laws of general application affecting the rights of creditors generally or by general principles of equity.

4.2No Conflicts.

(a)Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of Purchaser, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of Purchaser, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its properties or assets is subject, in each case, other than as would not reasonably be expected to result in a Transaction Material Adverse Effect, nor (iv) violate any Law or Order of any Government Authority to which Purchaser is subject, or by which any of its properties or assets is bound.

(b)Except as obtained prior to the Effective Time by Purchaser,  no Consent, or Order of, or declaration or filing with, or notification to, any Government Authority is required on the part of Purchaser in connection with Purchaser’s execution and delivery of this Agreement and the Transaction Documents, the compliance by Purchaser with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Consent or Order, or to make such declaration, filing or notification, would not have, or would not reasonably be expected to have, a Transaction Material Adverse Effect.

4.3Purchase for Investment; Accredited Investor.  Purchaser is acquiring the Purchased Interests for Purchaser’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended, and applicable securities and blue sky Laws.  Purchaser has such knowledge and experience in financial and business matters and in making investments of the type contemplated by this Agreement that it is capable of evaluating the merits and risks of purchasing the Purchased Interests.  Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

4.4Access.  Purchaser has been provided full access to financial and other information about the Partnership’s business and has had the opportunity to ask questions of and receive answers from the Partnership’s management concerning the business and financial condition of the Partnership.  Purchaser has conducted its own investigation, to the extent that it has determined necessary or desirable, regarding the Partnership and the transactions contemplated by this Agreement and the Transaction Documents, and has obtained sufficient information from such independent efforts, relating to both the Partnership and its business, to enable Purchaser to evaluate the economic merits and risks of the transactions contemplated by this Agreement and the Transaction Documents, including the purchase by Purchaser of the Partnership Interests contemplated hereby, and Purchaser acknowledges that it has determined to enter into this Agreement and the Transaction Documents to which it is a party based on such investigation.  In deciding to enter into this Agreement and the Transaction Documents, Purchaser has not relied upon any representations of the Sellers, the Partnership or any other Person, other than those specifically set forth in this Agreement and the Transaction Documents, and Purchaser acknowledges that no oral representations have been made by the Sellers or the Partnership or any representative of any of them in connection with the transactions contemplated by this Agreement and the Transaction Documents.

4.5No Implied Representations.  In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any Seller or any Representative of such Seller or by any broker or any other person representing or purporting to represent such Seller, which are not expressly set forth in this Agreement or any Transaction Document or such other agreements, documents or instruments delivered in connection herewith or therewith, whether or not any such representations, warranties or statements were made in writing or orally.    It is understood that, except as otherwise set forth in the Transaction Documents, any cost or financial estimates or projections contained or referred to in this Agreement or which otherwise have been provided to Purchaser are not and shall not be deemed to be representations or warranties of any Seller.  Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates and projections, (ii) Purchaser is familiar with such uncertainties and, other than the representations and warranties set forth in the Transaction Documents, Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates and projections so furnished to it, and (iii) Purchaser shall have no claim against the Sellers or their Affiliates with respect thereto.

4.6Litigation.  As of the date hereof, there are no Actions or Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser, at law or in equity, before or by any Government Authority, which call into question the validity of, or which would reasonably be expected to prevent the consummation of, the transactions contemplated by this Agreement or any Transaction Documents.

4.7Brokers and Finders.  Except as will be discharged in full by (and as will be the sole responsibility of) Purchaser, no person, firm, corporation or entity acting for or on behalf of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any parties in connection with any of the transactions contemplated by this Agreement or the Transaction Documents.

ARTICLE V

COVENANTS

5.1Cooperation.  Purchaser, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action requested by the other Party which is reasonably necessary to the timely and successful consummation of the transactions contemplated by this Agreement.  Each of the Parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably necessary or appropriate to carry out all of the provisions of this Agreement and to consummate all the transactions contemplated by this Agreement.

5.2Tax Matters.

(a)All stamp, transfer, documentary, sales and use, value added, excise,

license, filing, registration and other similar taxes and fees (including any penalties and interest, but excluding Taxes on income or gain) incurred in connection with the transfer of the Purchased Interests under this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by the Sellers, on one hand, and Purchaser, on the other hand.  Any Tax Returns and other documentation that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under applicable local law for the filing of such Tax Returns or other documentation, and such party shall use its commercially reasonable efforts to provide drafts of such Tax Returns and other documentation to the other party at least ten Business Days prior to the due date for such Tax Returns and other documentation.  Such other party shall remit its share of Transfer Taxes shown on such Tax Returns received at least five Business Days prior to the due date for such Tax Returns.  Each party shall notify the other party if the first party receives any notice from a Government Authority with respect to Tax Returns filed pursuant to this Section 5.2(a), and the parties shall cooperate with each other in good faith to respond to any such notice or any other inquiry from a Government Authority.

(b)The Sellers and Purchaser agree that, for the Partnership’s taxable year in which the sale of the Purchased Interests occurs, they will cooperate in requesting the Partnership to allocate (and the Partnership has agreed in the Cooperation Agreement to allocate) items of income, gain, deduction, loss and credit of the Partnership with respect to the Purchased Interests between the Sellers, on the one hand, and Purchaser, on the other hand, in accordance with an interim closing of the books of the Partnership as of the end of the day preceding the Closing Date and, if Closing occurs on a date other than the last calendar day of a month, to determine such items based on closing of the books at the end of such month of Closing and allocate to the Sellers such items based on a fraction, the numerator of which is the number of calendar days of such month of Closing that are included in the Interim Period and the denominator of which is the total number of calendar days in such month of Closing, and to allocate to Purchaser the remainder.  To the extent the Sellers’ consent may be required under the Existing Partnership Agreement, the Sellers shall not consent (and shall cause their Affiliates not to consent) to any other method to allocate items of such income, gain, deduction, losses and credit between the Sellers, on the one hand, and Purchaser, on the other hand, unless Purchaser consents to such other method in writing, which consent shall not be unreasonably withheld.

ARTICLE VI

CLOSING

6.1Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in New York, New York at the offices of Weil, Gotshal & Manges LLP on the date hereof (the “Closing Date”).

6.2Sellers’ Closing Deliveries.  At Closing, the Sellers shall deliver to Purchaser:

(i)Purchased Interests.  With respect to the Purchased Interests being transferred at the Closing, the Assignment Agreement, duly executed by the Sellers.

(ii)FIRPTA Certificate.  A statement, meeting the requirements of

Section 1.1445-2(b) of the U.S. Treasury Regulations, to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the U.S. Treasury Regulations thereunder.

6.3Purchaser’s Closing Deliveries.  At Closing, Purchaser shall deliver to the Sellers:

(i)Initial Purchase Price.  The Initial Purchase Price by wire transfer of federal funds or other immediately available funds to an account(s) designated at least three (3) Business Days prior to the Closing by the Sellers.

(ii)Purchased Interests.  With respect to the Purchased Interests being transferred at the Closing, the Assignment Agreement, duly executed by Purchaser.

ARTICLE VII

INDEMNIFICATION

7.1Survival.  The representations and warranties of the Sellers and Purchaser contained in or made pursuant to this Agreement shall survive in full force and effect until the fifth anniversary of the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 7.2 or 7.3 thereafter).  None of the covenants or other agreements contained in this Agreement shall survive the Closing other than the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, which covenants and agreements shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

7.2Indemnification by the Sellers.

(a)From and after the Closing, and subject to the terms of this Agreement, the Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its Subsidiaries, and their respective Representatives, permitted successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)the breach of any representations or warranties made by any Seller in this Agreement; or

(ii)any breach or failure by any Seller to perform or comply with any of its covenants or agreements in this Agreement.

(b)Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of the Sellers under this Article VII shall in no event exceed the Final Purchase Price.

7.3Indemnification by Purchaser.

(a)From and after the Closing, and subject to the terms of this Agreement, Purchaser shall indemnify and hold harmless General Electric Company and its Subsidiaries (including the Sellers), and their respective Representatives, permitted successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)the breach of any representations or warranties made by Purchaser in this Agreement; or

(ii)any breach or failure by Purchaser to perform or comply with any of its covenants or agreements in this Agreement.

(b)Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of Purchaser under this Article VII shall in no event exceed the Final Purchase Price.

7.4Notification of Claims.

(a)Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered before the expiration of any applicable survival period specified in Section 7.1 for such representation, warranty, covenant or agreement.

(b)Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.4(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim by notice to the Indemnified Party at any time, unless the failure of the Indemnifying Party to timely assume the defense of such Third Party Claim would actually and materially prejudice the Indemnified Party.  Prior to any assumption of the defense and control of any Third Party Claim, the Indemnified Party shall be entitled to conduct the defense of such Third Party Claim as the Controlling Party (as hereinafter defined).  Subject to Section 7.4(d) below, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c)The Sellers or Purchaser, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 7.2(b), if applicable), and (ii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)If the Indemnified Party is the non-Controlling Party and a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such Third Party Claim that would reasonably be expected to make it inappropriate for the same counsel to represent the interests of the Indemnifying Party and the Indemnified Party, the Indemnified Party shall have the right to participate in (but not control) the defense of such Third Party Claim and to retain its own counsel at the sole expense of the Indemnifying Party, which such counsel shall be reasonably acceptable to the Indemnifying Party.  In any event, the Sellers and Purchaser shall cooperate in the defense of any Third Party Claim subject to this Article VII and the records of each shall be reasonably available to the other with respect to such defense.

7.5Exclusive Remedies.  Subject to Section 2.5,  following the Closing, the indemnification provisions of this Article VII shall be the sole and exclusive remedies of any Seller Indemnified Party and any Purchaser Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of Contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty set forth in this Agreement by Purchaser or the Sellers, respectively, or any breach or failure by Purchaser or the Sellers, respectively, to perform or comply with any covenant or agreement set forth herein.  Nothing in this Agreement, including this Section 7.5, shall limit a Person’s liability following the Closing for intentional fraud knowingly committed.  Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

7.6Additional Indemnification Provisions.    With respect to each indemnification obligation contained in this Agreement, no representation or warranty of any Seller shall be deemed to be breached as a consequence of the existence of any fact, circumstance or event that is disclosed in connection with another representation or warranty contained in this Agreement.

7.7Limitation on Liability.  Notwithstanding anything in this Agreement or in any Transaction Document to the contrary, except to the extent required to be paid to a third party in connection with a Third Party Claim, in no event shall any Party have any Liability under this Agreement (including under this Article VII) for any consequential, special or punitive damages, lost profits or similar items; provided,  however, that nothing herein shall limit any Party’s Liability for Losses in the nature of diminution in value (or the ability of any Party to establish the amount of Losses in the nature of diminution in value by reference to lost profits or other damage amounts in respect of any breach of this Agreement).

7.8Tax Treatment of Payments.  Seller and Purchaser shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Final Purchase Price for income Tax purposes unless applicable Tax law causes such payment not to be so treated.

ARTICLE VIII

MISCELLANEOUS

8.1Expenses.    Except as set forth in Section 6.01 of the Cooperation Agreement, each of Purchaser and the Sellers shall pay all of their own fees and expenses (including attorneys’ fees and expenses) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

8.2Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when received by facsimile or email transmission (in each case, followed by delivery of an original by another delivery method provided for in this Section 8.2 below), or one day after duly sent by overnight courier, addressed as follows (or at such other address for a party as shall be specified by like notice):

(a)if to Purchaser to:

Penske Automotive Group, Inc.

2555 Telegraph Rd

Bloomfield Hills, MI 48098

Attention:    General Counsel

Facsimile:    248-648-2515

Email:          sspradlin@penskeautomotive.com

with a copy to:

Penske Automotive Group, Inc.

2555 Telegraph Rd

Bloomfield Hills, MI 48098

Attention:     Chief Financial Officer

Facsimile:     248-648-2155

Email:           jcarlson@penskeautomotive.com

MBK USA Commercial Vehicles Inc.

c/o Mitsui & Co., Ltd.

Nippon Life Marunouchi Garden Tower

1-3, Marunouchi 1-chome, Chiyoda-ku,

Tokyo, Japan

Attention: Masashi Yamanaka

General Manager

Second Motor Vehicles Div.

Facsimile:     +81 3-3285-9005

Email:           m.yamanaka@mitsui.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:    Ezra Borut, Esq.

Facsimile:    212-909-6836

Email:          eborut@debevoise.com

(b)if to the Sellers to:

GE Capital Truck Leasing Holding LLC

General Electric Credit Corporation of Tennessee

c/o GE Capital US Holdings, Inc.

41 Farnsworth Street

Boston, MA 02210

Attention:     Mark Landis, Executive Counsel – Mergers & Acquisitions

Facsimile:     203-286-2181

Email:           mark.landis@ge.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:     Jon-Paul Bernard

Facsimile:     212-310-8284

Email:           jon-paul.bernard@weil.com

8.3No Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party without the prior written consent of the other Party and any attempt to do so shall be void, except for assignments and transfers by operation of law or in connection with the liquidation, dissolution or winding-up of the affairs of either Party;  provided,  however, that any such assignor Party shall not be released from its obligations under this Agreement upon any such assignment unless the assignee shall be determined by the other Party, acting reasonably, to be creditworthy.  This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its successors and permitted assigns.

8.4Entire Agreement.  This Agreement and the Transaction Documents supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and thereby and constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof.

8.5Confidentiality.  Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval or the Approvals, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (iv) as required by court order or otherwise mandated by law or by Contract to which any Seller or Purchaser is a party, or (v) in connection with legally required disclosure documents prepared by any Seller, Purchaser or any Affiliate of either, no such Party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning (x) this Agreement or (y) the transactions contemplated hereby,  without the prior consent of the other Party and the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed by the other Party or the Partnership).  Even in cases where such prior consent is not required, Purchaser, on the one hand, and the Sellers, on the other hand, shall, to the extent legally permissible, promptly notify the other Party and the Partnership of such release in advance in order to provide a reasonable opportunity to the other Party and the Partnership to prepare a corresponding or other similar release or other action on a timely basis.

8.6Amendments, Supplements, etc.  This Agreement may be amended or supplemented only by a writing signed by Purchaser and the Sellers specifically referring to this Agreement.  No term of this Agreement, nor performance thereof or compliance therewith, may be waived except by a writing signed by the party charged with giving such waiver.

8.7Headings and Captions.  The headings and captions in this Agreement are for reference purposes only and shall not affect the construction or interpretation of any provision of this Agreement.

8.8Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.9Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (whether in Contract or in tort) without giving effect to the principles of conflicts of law thereof, other than Section 5-1401 of the General Obligations Law thereunder.  The parties hereto agree that any action, suit, proceeding or arbitration of any nature, in law or equity (collectively, “Actions or Proceedings”) seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such Action or Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such

Action or Proceeding in any such court or that any such Action or Proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Action or Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, the parties hereto agree that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

8.10Third-Party Beneficiaries.  Except as provided in Section 7.2, Section 7.3 and Section 8.11 with respect to indemnification obligations of the Sellers and Purchaser for the benefit of the Purchaser Indemnified Parties and the Seller Indemnified Parties, respectively, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

8.11No Recourse.  (i) This Agreement, each Transaction Document and any certificate or other writing delivered pursuant to this Agreement or any such Transaction Document may be enforced only against, and any claim, suit, litigation or other proceeding based upon, arising out of, or related to the foregoing, may be brought only against, the entities that are expressly named as parties hereunder or thereunder and then only with respect to the specific obligations set forth herein or therein with respect to such party and (ii) except as expressly provided in this Agreement, any Transaction Document or any certificate or writing delivered pursuant to this Agreement or any such Transaction Document, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of such named party, shall have any Liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement, any Transaction Document or any certificate or writing delivered pursuant to this Agreement or any such Transaction Document.

8.12No Setoff.  The obligations of the Sellers, and each of their respective Subsidiaries, on the one hand, and Purchaser and each of its Subsidiaries, on the other hand, under this Agreement and the Transaction Documents shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, stay, recoupment, suspension, deferment, reduction or defense, in each case, based upon any claim that Purchaser or the Sellers may have against each other under any other agreement between or among such parties or any of their respective Affiliates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Sellers and Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.

SELLERS:

GE CAPITAL TRUCK LEASING HOLDING LLC

by	/s/ Trevor Schauenberg
Name: Trevor Schauenberg
Title: President

GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE

by	/s/ Anne Bortolot
Name: Anne Bortolot
Title: Vice President and Duly Authorized Signatory

PURCHASER:

PENSKE AUTOMOTIVE GROUP, INC.

by	/s/ J.D. Carlson
Name:J.D. Carlson
Title:EVP & CFO

Exhibit A

Purchased Interests Ownership

	Existing	Purchased
	Interest	Interest
GE Capital Truck Leasing Holding LLC	15.11%	5.36%
General Electric Credit Corporation of Tennessee	0.39%	0.14%